Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Toronto-Dominion Bank of our report dated June 28, 2007, with respect to the financial statements and schedule of the Commerce Bancorp, Inc. 401(k) Retirement Plan included in the Commerce Bancorp, Inc. Annual Report (Form 11-K) for the year ended December 31, 2006.
Ernst & Young LLP
Philadelphia, Pennsylvania
March 31, 2008